CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
4.20% Senior Notes due 2048	$600,000,000	$74,700 (1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223538

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 9, 2018

$600,000,000

The Progressive Corporation

4.20% Senior Notes due 2048

We are offering $600 million aggregate principal amount of 4.20% Senior Notes due 2048. The notes will bear interest at a rate of 4.20% per annum. Interest will be payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2018. The notes will mature on March 15, 2048. We have the option to redeem all or a portion of the notes at the redemption prices discussed under the caption “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness. The notes will be senior to any future subordinated indebtedness and to the serial preferred shares being offered concurrently with this notes offer by means of a separate prospectus supplement (the “concurrent offering”). The notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange.

Investing in the notes involves risks. See the sections entitled “Risk Factors” at Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in this prospectus supplement beginning on page S-8.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Progressive
Per Note	99.173%	0.750%	98.423%
Total	$595,038,000	$4,500,000	$590,538,000

(1)	Plus accrued interest, if any, from March 14, 2018, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the notes in book-entry form through the facilities of The Depository Trust Company for the benefit of its direct and indirect participants on or about March 14, 2018.

JOINT BOOKRUNNERS

Credit Suisse	Goldman Sachs & Co. LLC

CO-MANAGERS

J.P. Morgan	Morgan Stanley	PNC Capital Markets LLC

The date of this prospectus supplement is March 9, 2018.

We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document.

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

When we use the terms “Progressive,” the “company,” “we,” “us,” or “our” in this prospectus supplement, we mean The Progressive Corporation, and not any of its subsidiaries or affiliates, unless we state or the context implies otherwise. The term “subsidiaries” in this prospectus supplement includes our majority-owned subsidiary ARX Holding Corp. (“ARX”), both Progressive’s and ARX’s wholly owned insurance and non-insurance subsidiaries, and affiliates in which Progressive or ARX has a controlling financial interest, unless we state or the context implies otherwise.

FORWARD-LOOKING STATEMENTS

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that certain statements in this prospectus and the documents incorporated by reference in this prospectus that are not based upon historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements often use words such as “estimate,” “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. Forward-looking statements are based on current expectations and projections about future events, and are subject to certain risks, assumptions and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions, and projections generally;

•	inflation and changes in general economic conditions (including changes in interest rates and financial markets);

•	the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations;

•

our ability to access capital markets and financing arrangements when needed to support growth or other capital needs, and the favorable evaluations by credit and other rating agencies on which this access depends;

•	the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold;

•

the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including reinsurers and other counterparties to certain financial transactions or under certain government programs;

•	the accuracy and adequacy of our pricing, loss reserving, and claims methodologies;

•	the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers;

•	initiatives by competitors and the effectiveness of our response;

•	our ability to obtain regulatory approval for the introduction of products to new jurisdictions, for requested rate changes and the timing thereof and for any proposed acquisitions;

•	the effectiveness of our brand strategy and advertising campaigns relative to those of competitors;

•	legislative and regulatory developments at the state and federal levels, including, but not limited to, matters relating to vehicle and homeowners insurance, health care reform and tax law changes;

•	the outcome of disputes relating to intellectual property rights;

•	the outcome of litigation or governmental investigations that may be pending or filed against us;

•	severe weather conditions and other catastrophe events;

•	the effectiveness of our reinsurance programs;

•	changes in vehicle usage and driving patterns, which may be influenced by oil and gas prices, changes in residential occupancy patterns and the effects of the emerging “sharing economy”;

•	advancements in vehicle or home technology or safety features, such as accident and loss prevention technologies or the development of autonomous or partially autonomous vehicles;

•	our ability to accurately recognize and appropriately respond in a timely manner to changes in loss frequency and severity trends;

•	technological advances;

•	acts of war and terrorist activities;

•

our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession, whether from cyber-attacks, other technology events or other means;

•	our continued access to and functionality of third-party systems that are critical to our business;

•	our continued ability to access cash accounts and/or convert securities into cash on favorable terms when we desire to do so;

•	restrictions on our subsidiaries’ ability to pay dividends to The Progressive Corporation;

•	possible impairment of our goodwill or intangible assets if future results do not adequately support either, or both, of these items;

•	court decisions, new theories of insurer liability or interpretations of insurance policy provisions and other trends in litigation;

•	changes in health care and auto and property repair costs; and

•	other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the Securities and Exchange Commission (the “Commission”).

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.

SUMMARY

The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus in their entirety and the documents we have referred you to, including those incorporated by reference in this prospectus supplement and the accompanying prospectus, especially the risks of investing discussed under “Risk Factors,” before investing in the notes. In the subsection below entitled “The Progressive Corporation,” when we use the terms “Progressive,” the “company,” “we,” “us,” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive Corporation

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company, was formed in 1965. The Progressive Corporation acquired a majority controlling interest in ARX in 2015. Our insurance subsidiaries provide personal and commercial automobile insurance, residential property insurance, and other specialty property-casualty insurance and related services. We operate our vehicle businesses throughout the United States and our Property business in most U.S. jurisdictions.

Our vehicle insurance products protect our customers against losses due to collision and physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our residential property insurance products protect our customers against losses due to damages to their structure or possessions within the structure, as well as liability for accidents occurring in the structure or on the property. Our non-insurance subsidiaries generally support our insurance and investment operations. Our business operations include the following:

•

Our Personal Lines business writes insurance for personal autos and recreational and other vehicles, such as motorcycles, all-terrain vehicles, RVs, watercraft, snowmobiles and similar items. The Personal Lines business is generated by independent agents or brokers or is written directly by us online, via mobile devices and over the phone.

•

The Commercial Lines business writes primary liability, physical damage and other related insurance for automobiles and trucks owned and/or operated predominantly by small businesses and is primarily distributed through the independent agency channel. This business operates in the business auto, for-hire transportation, contractor, for-hire specialty, tow and for-hire livery markets.

•	Our Property business writes residential property insurance, primarily through independent agents or brokers.

•

Our service businesses include two commission-based service businesses and businesses providing insurance-related services, primarily policy issuance and claims adjusting services for Commercial Automobile Insurance Procedures/Plans.

•

We manage our vehicle claims handling on a companywide basis through approximately 200 stand-alone claims offices, 68 Service Centers, and nearly 3,000 third-party owned network shops located throughout the United States. For our Property business, we handle property claims separately through a network primarily of independent claims adjusters.

•

Our investment group employs what management believes is a conservative approach to investment and capital management intended to ensure that we have sufficient capital to support all of the insurance that we can profitably write and to contribute to our comprehensive income.

Progressive’s insurance businesses operate in a highly regulated environment. Our insurance subsidiaries are subject to regulation and supervision by state insurance departments in the jurisdictions in which they are domiciled or licensed to transact business. Each jurisdiction has a unique and complex set of laws and regulations. State insurance departments have broad administrative powers relating to licensing insurers, agents and adjusters, regulating premium changes and policy forms, establishing reserve requirements, prescribing statutory accounting methods and the form and content of statutory financial reports, and regulating the type and amount of investments permitted. In addition, insurance statutes or regulations in many states limit the extent to which insurance companies may pay dividends and transfer assets to their affiliates (including a parent company) and either prohibit, or require prior regulatory approval for, the payment of dividends and other distributions in excess of such limits.

Our principal executive offices are located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 and our phone number is (440) 461-5000. Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the Commission that are incorporated in this prospectus by reference, as provided in the accompanying prospectus under “Where You Can Find More Information.” Our website is www.progressive.com. Information on our website does not constitute part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of Notes” in this prospectus supplement.

Issuer	The Progressive Corporation, an Ohio corporation.

Notes Offered	$600 million in aggregate principal amount of 4.20% Senior Notes due 2048.

Maturity Date	March 15, 2048.

Interest Rate and Payment Dates	Interest on the notes will accrue at the rate of 4.20% per annum, payable semiannually in cash in arrears on each March 15 and September 15, commencing on September 15, 2018. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption	Prior to September 15, 2047 (six months prior to their maturity date), we may redeem all or a portion of the notes at any time and from time to time at the “make whole” redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

On or after September 15, 2047 (six months prior to their maturity date), we may redeem all or a portion of the notes at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Ranking	The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2017, Progressive had approximately $3.3 billion of senior unsecured debt and no secured debt outstanding. As of December 31, 2017, our subsidiaries had approximately $25.6 billion of outstanding indebtedness and other liabilities (including external borrowings, unearned premiums, loss and loss adjustment expense reserves, net deferred income taxes, accounts payable, accrued expenses and other liabilities, but excluding intercompany liabilities and debt) to which the notes would have ranked structurally subordinate. Neither Progressive nor any of our subsidiaries has incurred additional external borrowings since that date.

Certain Covenants	We will issue the notes under an Indenture dated as of September 15, 1993, as supplemented from time to time, between us and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company, which succeeded The First National Bank of Boston), as trustee. The indenture governing the notes will, among other things, restrict our ability to:

•	incur certain liens; and

•	sell all or substantially all of our assets or merge with or into other companies,

in each case, unless certain conditions are satisfied.

These covenants are subject to a number of important qualifications and limitations. For more details, see the section entitled “Description of Notes—Certain Covenants,” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes will be approximately $589.5 million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes.

No Public Trading Market	We do not intend to list the notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the notes.

Concurrent Offering	We are concurrently offering serial preferred shares by means of a separate prospectus supplement. The serial preferred shares being offered in the concurrent offering will rank subordinate in right of payment to the Senior Notes offered hereby. The offering of the Senior Notes is not conditioned on the completion of the concurrent offering, and vice versa. There can be no assurance that the concurrent offering will be completed.

Risk Factors	See the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Trustee and Paying Agent	U.S. Bank National Association.

Governing Law	The notes will be, and the indenture under which they will be issued is, governed by New York law.

RISK FACTORS

The notes offered by this prospectus supplement and the accompanying prospectus may involve a high degree of risk. You should read carefully the following risk factors and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before making an investment in the notes.

Risks Related to this Offering of Notes

Any inability of our subsidiaries to pay dividends to us in sufficient amounts could negatively impact our ability to meet our obligations under the notes.

We are a holding company and our principal assets are the capital stock of our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay interest and principal on outstanding debt obligations, dividends and other distributions to shareholders, as well as holding company expenses, and to repurchase our outstanding securities. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, their earnings and regulatory restrictions.

We and our insurance subsidiaries are subject to regulation by some states as an insurance holding company system. These regulations generally provide that transactions among companies within the holding company system must be fair and reasonable. Transfers of assets among affiliated companies, certain dividend payments to affiliates from insurance subsidiaries, and certain material transactions between companies within the system may require prior notice to, or prior approval by, state regulatory authorities. Our insurance subsidiaries and our mutual insurance company and our Lloyd’s company are domiciled in California, Delaware, Florida, Illinois, Indiana, Louisiana, Michigan, New Jersey, New York, Ohio, Texas and Wisconsin. In addition, California and Florida treat certain of our subsidiaries as domestic insurers for certain purposes under their respective “commercial domicile” laws. The applicable insurance regulatory restrictions include specific limitations on the maximum amount of dividends available to be paid by our insurance subsidiaries without prior approval of insurance regulatory authorities. The ability of our insurance subsidiaries to pay dividends also is restricted by regulations that set standards of solvency that must be met and maintained, the nature of and limitation on the investments that may be made by our regulated subsidiaries, the nature of and limitations on dividends to policyholders and shareholders, the nature and extent of required participation in insurance guaranty funds and the involuntary assumption of hard-to-place or high-risk insurance business.

Any inability of our insurance subsidiaries to pay dividends to us in an amount sufficient to meet our debt service and other obligations and other cash requirements could negatively impact our ability to meet our obligations under the notes.

The notes will be structurally subordinated to the obligations of our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Except to the extent that we are a creditor with recognized claims against one of our subsidiaries, claims of the subsidiary’s creditors, including policyholders, have priority with respect to the assets and earnings of that subsidiary over the claims of our creditors, including holders of the notes. If any of our subsidiaries should become insolvent, liquidate or otherwise reorganize, our creditors, including holders of the notes, and our shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable laws. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary that we might apply to make payments of principal and interest on the notes or other indebtedness.

Accordingly, the payments on our notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2017, our subsidiaries had approximately $25.6 billion of outstanding indebtedness and other liabilities (including external borrowings, unearned premiums, loss and loss adjustment expense reserves, net deferred income taxes, accounts payable, accrued expenses and other liabilities, but excluding intercompany liabilities and debt) to which the notes would have ranked structurally subordinate. None of our subsidiaries has incurred additional external borrowings since that date.

The notes will be unsecured and rank effectively subordinate to the claims of secured creditors, if any, to the extent of the value of the collateral securing those claims.

As of December 31, 2017, we had no secured indebtedness, and we have incurred no secured indebtedness since that date. Holders of any secured indebtedness we may incur in the future will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, insolvency or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the notes and with all of our other unsecured creditors with respect to our unencumbered assets. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

As of December 31, 2017, Progressive’s total senior unsecured debt outstanding was approximately $3.3 billion. Including subsidiary debt, our debt-to-total-capital ratio, excluding redeemable noncontrolling interest (NCI) of $503.7 million, was 26.3%. After giving effect to the offering, Progressive’s total debt outstanding on December 31, 2017 would have been approximately $3.9 billion and, including subsidiary debt and also giving effect to the concurrent offering, our debt-to-total-capital ratio, excluding NCI, would have been approximately 28.5%. We have incurred no additional debt since December 31, 2017.

Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

•

affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures (including necessary technologies and systems) and acquisitions or make any available financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as operating expenses, capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

In addition, the indenture governing the notes and the terms of the agreements governing our other outstanding indebtedness contain, or may in the future contain, restrictive covenants that could limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations will depend on our future operating performance, cash flows, and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions and other factors described in the documents incorporated by reference in this prospectus, including those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing, which may be on unfavorable terms;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plans.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions or take them on satisfactory terms, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including the indenture.

Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

The indenture governing the notes offered hereby contains various covenants that limit our ability to:

•	incur certain liens; and

•	sell all or substantially all of our assets or merge with or into other companies,

in each case, unless certain conditions are met. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in the economy or our business, conduct operations or otherwise take advantage of business opportunities that may arise.

Our breach of any of these covenants could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness to become immediately due and payable. If we are unable to repay such amount, the lenders could initiate litigation or a bankruptcy or liquidation proceeding, or proceed against any collateral that secures the indebtedness or if they obtain a judgment against us, our other assets. If our lenders accelerate the repayment of borrowings, we may have insufficient assets to repay the notes.

Despite current indebtedness levels, we and certain of our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our leverage.

The terms of the indenture governing the notes do not prohibit us or our subsidiaries from incurring additional indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at our option and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes if and at any time after the notes are called for partial or full redemption. See the section entitled “Description of Notes—Optional Redemption” in this prospectus supplement.

There may be no trading market for the notes.

We do not intend to list the notes to be offered under this prospectus supplement on any securities exchange or to seek approval for quotations of the notes through any automated quotation system. There is no established market for the notes and there is a risk that:

•	an active trading market for the notes will not develop;

•	you will not be able to sell your notes at fair market value or at all; or

•	you will not receive any specific price upon any sale of the notes.

If a public market for the notes does develop, the notes could trade at prices that may be lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance and prospects.

The Tax Cuts and Jobs Act could have a negative effect on holders of the notes.

On December 20, 2017, the U.S. Congress passed the legislation commonly known as the Tax Cuts and Jobs Act, and on December 22, 2017, President Trump signed it into law. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules applicable to both individuals and entities, including corporations. There remains uncertainty as to the impact of the Tax Cuts and Jobs Act on an investment in the notes. You should consult with your tax advisor with respect to U.S. tax reform and its potential effect on your investment in the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $589.5 million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2017:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the sale of the notes in this offering and the concurrent offering of serial preferred shares.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted
	(Millions)
Debt:
4.20% Senior Notes due 2048	$—	$589.5
3.75% Senior Notes due 2021	498.8	498.8
2.45% Senior Notes due 2027	496.1	496.1
6 5/8% Senior Notes due 2029	296.1	296.1
6.25% Senior Notes due 2032	395.3	395.3
4.35% Senior Notes due 2044	346.5	346.5
3.70% Senior Notes due 2045	395.2	395.2
4.125% Senior Notes due 2047	841.2	841.2
Other debt instruments(1)	37.1	37.1

Total debt	3,306.3	3,895.8

Redeemable noncontrolling interest (NCI):	503.7	503.7

Shareholders’ equity:
Serial Preferred Shares, Series B (cumulative, liquidation preference $1,000 per share) (no shares authorized or issued and outstanding on an actual basis; authorized 0.5, issued and outstanding 0.5 on an adjusted basis)	—	493.9
Common shares, $1.00 par value (authorized 900.0, issued 797.5, including treasury shares of 215.8)	581.7	581.7
Paid-in capital	1,389.2	1,389.2
Retained earnings	6,031.7	6,031.7
Accumulated other comprehensive income, net of tax:
Net unrealized gains on securities	1,295.0	1,295.0
Net unrealized losses on forecasted transactions	(14.8)	(14.8)
Accumulated other comprehensive loss attributable to NCI	2.0	2.0

Total accumulated other comprehensive income	1,282.2	1,282.2

Total shareholders’ equity	9,284.8	9,778.7

Total debt, NCI and shareholders’ equity	$13,094.8	$14,178.2

(1)	Other debt instruments were issued by ARX and its subsidiaries and include term loans due December 2018 and 2019.

We are concurrently offering serial preferred shares by means of a separate prospectus supplement (the “concurrent offering”). The serial preferred shares being offered in the concurrent offering will rank subordinate in right of payment to the notes offered hereby. The offering of the notes is not conditioned on the completion of the concurrent offering, and vice versa. There can be no assurance that the concurrent offering will be completed.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated statements of operations and financial position data and other data for the periods or as of the dates indicated. The financial data for each of the five years in the period ended December 31, 2017 are derived from our audited consolidated financial statements. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission and available as described under “Where You Can Find More Information” in the accompanying prospectus.

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Millions)
Consolidated Statement of Income Data:
Revenues:
Net premiums earned	$25,729.9	$22,474.0	$19,899.1	$18,398.5	$17,103.4
Investment income	563.1	478.9	454.6	408.4	422.0
Total net realized gains (losses) on securities	49.6	51.1	112.7	224.2	318.4
Fees and other revenues	370.6	332.5	302.0	309.1	291.8
Service revenues	126.8	103.3	86.3	56.0	39.6
Other gains (losses)	(1.0)	1.6	(0.9)	(4.8)	(4.3)

Total revenues	26,839.0	23,441.4	20,853.8	19,391.4	18,170.9

Expenses:
Losses and loss adjustment expenses	18,808.0	16,879.6	14,342.0	13,306.2	12,472.4
Policy acquisition costs	2,124.9	1,863.8	1,651.8	1,524.0	1,451.8
Other underwriting expenses	3,480.7	2,972.0	2,712.1	2,467.1	2,350.9
Investment expenses	23.9	22.4	22.8	18.9	18.8
Service expenses	109.5	92.0	77.5	50.9	38.8
Interest expense	153.1	140.9	136.0	116.9	118.2

Total expenses	24,700.1	21,970.7	18,942.2	17,484.0	16,450.9

Income before income taxes	2,138.9	1,470.7	1,911.6	1,907.4	1,720.0
Provision for income taxes	540.8	413.5	611.1	626.4	554.6

Net income	1,598.1	1,057.2	1,300.5	1,281.0	1,165.4
Net (income) loss attributable to noncontrolling interest (NCI)	(5.9)	(26.2)	(32.9)	—	—

Net income attributable to Progressive	$1,592.2	$1,031.0	$1,267.6	$1,281.0	$1,165.4

Other Comprehensive Income (Loss):
Changes in:
Total net unrealized gains on securities	$355.4	$130.6	$(212.9)	$74.9	$84.3
Net unrealized gains/losses on forecasted transactions	(5.4)	(1.2)	(9.7)	(2.6)	(2.0)
Foreign currency translation adjustment	1.1	0.4	(1.2)	(0.9)	(1.6)

Other comprehensive income (loss)	351.1	129.8	(223.8)	71.4	80.7
Other comprehensive (income) loss attributable to NCI	(2.3)	3.2	1.1	—	—

Comprehensive income attributable to Progressive	$1,941.0	$1,164.0	$1,044.9	$1,352.4	$1,246.1

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Millions, except share amounts and ratios)
Per share earnings attributable to Progressive:
Basic	$2.74	$1.77	$2.16	$2.17	$1.95
Diluted	$2.72	$1.76	$2.15	$2.15	$1.93
Net premiums written	$27,132.1	$23,353.5	$20,564.0	$18,654.6	$17,339.7
GAAP operating ratios:
Loss and loss adjustment expense ratio	73.1	75.1	72.1	72.3	73.0
Underwriting expense ratio	20.3	20.0	20.4	20.0	20.5

Combined ratio	93.4	95.1	92.5	92.3	93.5

Statutory operating ratios:
Loss and loss adjustment expense ratio	73.1	75.2	71.7	72.3	73.0
Underwriting expense ratio	19.7	19.6	20.1	19.8	20.4

Combined ratio	92.8	94.8	91.8	92.1	93.4

Consolidated Balance Sheet Data:
Total assets	$38,701.2	$33,427.5	$29,819.3	$25,787.6	$24,408.2
Debt	3,306.3	3,148.2	2,707.9	2,164.7	1,860.9
Redeemable noncontrolling interest	503.7	483.7	464.9	—	—
Shareholders’ equity	9,284.8	7,957.1	7,289.4	6,928.6	6,189.5

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus (the notes are a series of the “debt securities” described under the caption “Description of Senior Debt Securities” in the accompanying prospectus). You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

General

The notes are senior debt securities issued by us under the indenture dated September 15, 1993, as supplemented from time to time, between us and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company, as successor to The First National Bank of Boston), as trustee, which indenture is more fully described in the accompanying prospectus.

The notes will mature on March 15, 2048. We have the option to redeem the notes at any time and from time to time prior to their stated maturity on the terms described below. Holders of the notes do not have any similar option to require us to redeem the notes before their stated maturity.

The notes will not be entitled to the benefit of any sinking fund.

We will pay interest on the notes at an annual rate of 4.20% from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable semiannually on March 15 and September 15 of each year, beginning September 15, 2018, to the persons in whose names the notes are registered at the close of business on the preceding March 1 or September 1, respectively, except that any interest payable upon maturity or earlier redemption of the notes will be payable to the person to whom the principal of the note is payable. If any interest payment date or the maturity date falls on any date that is not a business day, then the related payment will be made on the next succeeding business day, without any interest or other additional payment in respect of the delay. As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York.

The principal amount of the notes that we will issue is initially limited to $600 million.

The notes will be our senior unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, and senior in right of payment to any of our existing or future subordinated indebtedness. The notes will be effectively subordinated to our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2017, Progressive had approximately $3.3 billion of senior unsecured debt and no secured debt outstanding. As of December 31, 2017, our subsidiaries had approximately $25.6 billion of outstanding indebtedness and other liabilities (including external borrowings, unearned premiums, loss and loss adjustment expense reserves, net deferred income taxes, accounts payable, accrued expenses and other liabilities, but excluding intercompany debt) to which the notes would have ranked structurally subordinate. Neither Progressive nor any of our subsidiaries has incurred additional external borrowings since that date.

The Progressive Corporation is organized as a holding company that owns subsidiary companies. Our wholly and majority-owned subsidiaries conduct all of our business operations. As a holding company with no business operations of its own, The Progressive Corporation relies primarily on dividends from its subsidiaries to meet its financial obligations. The holding company’s ability to meet its obligations, including the obligations under the notes offered under this prospectus, may be adversely affected by dividend limitations or prior approval requirements applicable to our insurance subsidiaries under state insurance laws.

The indenture does not limit the amount of notes or other debt securities that we or any of our subsidiaries may issue or the amount of debt that we or our subsidiaries may incur in the future.

Optional Redemption

Prior to September 15, 2047 (six months prior to their maturity date), we may redeem the notes at any time in whole, or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) a “make whole” amount, which will be calculated as described below, plus, in each case, accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed.

On or after September 15, 2047 (six months prior to their maturity date), we may redeem the notes at any time in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed.

Calculation of Make Whole Amount

The “make whole” amount will equal the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate plus 20 basis points.

“Remaining Scheduled Payments” means, with respect to any redemption, the remaining scheduled payments of the principal and interest, exclusive of interest accrued to the date of redemption, that would be due after the redemption date of the notes to be redeemed assuming such notes were not redeemed and were held until September 15, 2047 (six months prior to their maturity date).

“Treasury Rate” means, with respect to any redemption, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means, with respect to any redemption, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed assuming, for such purpose, that the notes matured September 15, 2047 (six months prior to their maturity date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the company.

“Comparable Treasury Price” means, with respect to any redemption, (i) the average of three Reference Treasury Dealer Quotations obtained by the trustee for the redemption date after excluding the highest and lowest of five Reference Treasury Dealer Quotations obtained or (ii) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer” means, with respect to any redemption, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC (or any of their respective affiliates so long as such affiliate is and continues to be a primary U.S. Government securities dealer) and three other primary U.S. Government securities dealers chosen by Progressive. If any of the foregoing ceases to be a primary U.S. Government securities dealer, Progressive will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotation” means, with respect to any redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

Redemption Procedures

We will give you at least 30 days (but not more than 60 days) prior notice of any redemption. If less than all of the notes are redeemed, the trustee will select the notes to be redeemed by a method determined by the trustee to be fair and appropriate.

On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price and accrued interest on the notes to be redeemed on the redemption date. On and after the redemption date, interest will cease to accrue on any notes that have been called for redemption (unless we default in the payment of the redemption price and accrued interest).

Reopening of Series of Notes

The notes are initially being issued in the aggregate principal amount of $600 million. We may, without the consent of the holders, increase such principal amount in the future by issuing additional notes on the same terms and conditions and with the same CUSIP number as the notes being offered under this prospectus supplement, provided that any such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes.

Certain Covenants

The indenture will impose the following additional restrictive covenants on Progressive for the benefit of the holders of the notes offered by this prospectus supplement. You should refer to the accompanying prospectus for a description of certain other covenants and provisions contained in the indenture.

Limitation on Liens. The indenture will provide that Progressive will not, nor will it permit any Designated Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if (i) that indebtedness is secured by a pledge, mortgage, deed of trust or other lien on any shares of stock or indebtedness of any Designated Subsidiary (a “lien”) and (ii) the aggregate amount of the indebtedness so secured exceeds an amount equal to 15% of Progressive’s Consolidated Tangible Net Worth, unless the notes are also secured equally and ratably with the other indebtedness. For purposes of this restriction, a “lien” will not include the pledge to, or deposit with, any state or provincial insurance regulatory authorities of any investment securities by Progressive or any of its subsidiaries.

This restriction will not apply to indebtedness secured by:

•	liens on any shares of stock or indebtedness of or acquired from a corporation merged or consolidated with or into, or otherwise acquired by, Progressive or a Designated Subsidiary;

•

liens to secure indebtedness of a Designated Subsidiary to Progressive or another Designated Subsidiary, but only as long as the indebtedness is owned or held by Progressive or a Designated Subsidiary; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the two bullet points above.

Consolidation, Merger, Sale, Conveyance and Lease. The indenture will permit Progressive to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity, only if:

•

the entity formed by such consolidation, or into which Progressive is merged or which acquires or leases all or substantially all of the property of Progressive, is a corporation or other entity organized under the laws of the United States, any state thereof or the District of Columbia, and the entity expressly assumes Progressive’s obligations under the notes and the indenture; and

•	immediately after the transaction, no “event of default” (as defined in the indenture) exists.

This restriction shall not apply if Progressive is the entity that survives any of these transactions.

Definitions. For purposes of these additional restrictions, these terms have the following meanings:

“Consolidated Tangible Net Worth” shall mean, at any date, the total assets appearing on the consolidated balance sheet of Progressive and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of Progressive, prepared in accordance with generally accepted accounting principles, less the sum of (a) the total liabilities appearing on such balance sheet and (b) intangible assets. “Intangible assets” means the value, as shown on or reflected in such balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational costs and (iii) unamortized debt discount and expense, less unamortized premium.

“Designated Subsidiary” shall mean (i) Progressive Casualty Insurance Company, so long as it remains a subsidiary of Progressive, (ii) any other consolidated subsidiary of Progressive, the assets of which constitute 10% or more of the Total Assets, and (iii) any subsidiary which is a successor to all or substantially all of the business or properties of such subsidiaries.

“Total Assets” shall mean, at any date, the total assets appearing on the consolidated balance sheet of Progressive and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of Progressive, prepared in accordance with generally accepted accounting principles.

Book-Entry Delivery and Form

The notes will be issued in the form of one or more fully registered global notes (each a “global note”) in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding notes to be represented by such global security or securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. Access to the Depositary’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Commission.

Payments of principal and of interest, if any, on the notes registered in the name of the Depositary or its nominee will be made by us through the paying agent to the Depositary or its nominee, as the case may be, as the registered owner of the global note. None of us, the trustee, any paying agent and the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section discusses certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of a note. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of a note. There can be no assurance that the IRS will not challenge one or more of the conclusions described in this prospectus supplement.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Code). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, traders who elect to mark the notes to market, partnerships or other pass-through entities, tax-exempt entities, banks and other financial institutions, insurance companies, brokers, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” persons holding a note as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special rules applicable to former citizens and residents of the United States, and U.S. Holders (as defined below) who have a “functional currency” other than the U.S. dollar.

This discussion does not address any aspect of state, local or foreign law, or U.S. federal estate and gift tax law. In addition, this discussion is limited to a purchaser of a note who will hold the note as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, we urge you to consult your tax advisors.

This discussion of certain material U.S. federal income tax considerations is not tax advice. Prospective purchasers of the notes are advised to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

U.S. Holders

The following discussion is limited to a holder of a note that is a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States or a political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” within the meaning of the Treasury regulations promulgated under the Code, have the authority to control all substantial decisions of the trust, or certain trusts which have a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of stated interest on the notes. Generally, payments of stated interest on a note will be includible in a U.S. Holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. The notes will not be treated as issued with original issue discount.

Bond premium. A U.S. Holder whose basis in a note immediately after its acquisition by such U.S. Holder exceeds the principal amount of such note will be considered as having purchased the note with “bond premium.”

A U.S. Holder generally may elect to amortize bond premium over the remaining term of the note, using a constant yield method, as an offset to interest income. An electing U.S. Holder must reduce its tax basis in the note by the amount of the aggregate amortized bond premium. If such holder does not elect to amortize bond premium, such premium will decrease the gain or increase the loss that such holder would otherwise recognize on the note. The election to amortize bond premium, once made, will generally apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Market discount. If a U.S. Holder acquires a note for an amount that is less than the principal amount of such note, then the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Unless a U.S. Holder elects to accrue market discount as described below, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange or redemption of a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at or prior to the time of such payment or disposition. Further, a disposition of a note by gift (and in certain other non-taxable transactions) could result in the recognition of market discount income, computed as if such note had been sold for its fair market value. In addition, a U.S. Holder of a note may be required to defer, until the maturity of such note or the earlier disposition of such note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Market discount in respect of a note is generally considered to accrue ratably during the period from the acquisition date to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on the note under the constant yield method.

A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Under recently enacted legislation, a U.S. Holder that acquires notes for less than their principal amount and that uses an accrual method of accounting for tax purposes may be required to include such discount, including any de minimis amount of original issue discount, in income no later than the time that the discount is reflected on certain financial statements that it maintains. Further guidance is needed to clarify the precise application of this rule.

Premiums upon redemptions. We may be required to pay a premium above the principal amount of the notes if we exercise our option to redeem the notes prior to maturity, which premium generally decreases the closer our option is exercised to maturity of the notes. We intend to treat this redemption option as not affecting the yield to maturity of the notes and creating original issue discount because, under applicable Treasury regulations, such borrower options that would increase the yield of a note if exercised can generally be disregarded.

Sale, exchange, retirement or other taxable disposition of a note. A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the amount paid for the note, increased by any market discount previously included in the U.S. Holder’s gross income and reduced by the amount of any amortizable bond premium applied to reduce interest inclusions with respect to the notes. The gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange or retirement. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Information reporting requirements and backup withholding tax. A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and “backup withholding,” at a current rate of 24%, with respect to certain “reportable payments,” including interest, principal (and premium, if any) on, and gross proceeds from a disposition of, a note. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. U.S. Holders of a note are urged to consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

The backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder’s U.S. federal income tax liability, provided the requisite procedures are followed. We will report annually to the IRS and to each U.S. Holder of a note the amount of any “reportable payments” and the amount of tax withheld, if any, with respect to those payments.

Medicare tax on investment income. A 3.8% Medicare tax will be imposed on the “net investment income” earned by U.S. citizens and residents and certain estates and trusts. For this purpose, “net investment income” generally includes the interest paid on the notes, as well as gain from the sale of the notes. In the case of an individual, the tax will be imposed on the lesser of (1) the individual’s net investment income for the tax year or (2) the individual’s modified adjusted gross income for the tax year in excess of certain specified amounts.

Non-U.S. Holders

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of a note by a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) of notes other than a U.S. Holder. For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of the notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business; and

•

in the case of a Non-U.S. Holder that is eligible for and elects the benefits of an applicable income tax treaty, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest. Subject to the discussion of FATCA below under “—Additional Withholding Requirements,” interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code;

•	certifies, under penalties of perjury on a Form W-8BEN or W-8BEN-E, that such holder is not a U.S. person and provides such holder’s name and address; and

•	is not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% withholding rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to a branch profits tax of 30%. To claim an exemption from withholding for U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8BEN-E (claiming treaty benefits) or W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under the Treasury regulations, special procedures are provided for payments through qualified intermediaries.

Sale, exchange, retirement or other taxable disposition of the notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange, retirement or other taxable disposition of the notes unless:

•	the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements.

Information reporting requirements and backup withholding tax. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

The backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification (i.e., a Form W-8BEN, W-8BEN-E or W-8ECI as described above) has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a “U.S. related person,” meaning that the broker is: (i) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (ii) is a controlled foreign corporation for U.S. federal income tax purposes; or (iii) is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business. In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) for itself or for the benefit of an accountholder of such financial institution, (A) if the foreign financial institution does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding or (B) if the accountholder fails to comply with certain identifying documentation requirements, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Information reporting requirements and backup withholding tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of notes in this offering that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Code, and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each purchaser of notes in this offering that is a “Plan” and that acquires notes in connection with this offering will be deemed to represent by its purchase of notes offered hereby that a fiduciary (the “Fiduciary”) independent of us, the underwriters, or any of our or their respective affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire notes in this offering and that such Fiduciary:

1.	is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

2.	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

3.	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in notes;

4.	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire notes;

5.	has exercised independent judgment in evaluating whether to invest the assets of the Plan in notes;

6.	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of notes;

7.	understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of notes; and

8.	confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of notes.

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Securities
Credit Suisse Securities (USA) LLC	$228,000,000
Goldman Sachs & Co. LLC	$228,000,000
J.P. Morgan Securities LLC	$48,000,000
Morgan Stanley & Co. LLC	$48,000,000
PNC Capital Markets LLC	$48,000,000

Total	$600,000,000

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are committed to take and pay for all of the notes being offered, if any are taken. In certain circumstances, if an underwriter defaults, the underwriting agreement may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.450% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect that delivery of the notes will be made against payment therefor on or about the closing date of this offering specified on the cover page, which is three business days following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade their notes on the date of pricing should consult their own advisor.

These activities, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision:

a. the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of MiFID II;

ii.	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in the Prospectus Directive;

and

b. the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the notes may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. No underwriter may publicly distribute or otherwise make publicly available in Switzerland this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

United Kingdom

In the United Kingdom, this prospectus supplement is for distribution only to and is directed only at: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”); or (ii) high net worth companies and other persons to whom it may lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, this prospectus supplement and its contents are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. Any person who is not a Relevant Person may not act or rely on this prospectus supplement or any of its contents.

Each underwriter has represented and agreed that:

a.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

b.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby and the serial preferred shares being offered in the concurrent offering. Any such credit default swap or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for Progressive by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely upon Baker & Hostetler LLP as to matters of Ohio law.

PROSPECTUS

THE PROGRESSIVE CORPORATION

Senior Debt Securities

Serial Preferred Shares

By this prospectus, we may offer from time to time our notes, debentures or other evidences of unsecured, senior indebtedness (the “senior debt securities”), and our serial preferred shares, without par value (the “serial preferred shares”), as further described in this prospectus. We sometimes refer to the senior debt securities in this prospectus as “debt securities” and the senior debt securities and serial preferred shares collectively as “securities.”

We may offer senior debt securities and serial preferred shares in one or more series. This prospectus describes some of the general terms that may apply to those securities and the general way in which they may be offered. We will specify the terms applicable to each series of securities, and the manner in which they will be offered, in a supplement to this prospectus (a “prospectus supplement”). We may not use this prospectus to sell securities unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Unless stated otherwise in the applicable prospectus supplement, the securities will not be listed on any securities exchange.

Our principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and our telephone number is (440) 461-5000.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2018

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”). Under the registration statement, we may offer from time to time the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Our discussions of those securities and certain related documents are summaries only and are not necessarily complete. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus.

This prospectus includes certain documents and information that are incorporated by reference below, and it omits some of the information contained in the registration statement and the exhibits thereto. Before you invest, you should read this prospectus, any applicable prospectus supplement and the documents and other information that are incorporated by reference into this prospectus and any applicable prospectus supplement, together with the registration statement and the documents that are attached to the registration statement as exhibits. Descriptions of the documents and other information that are incorporated by reference in this prospectus, as well as information about how to obtain copies of the registration statement and related documentation from us, can be found below under “Where You Can Find More Information.”

When we use the terms “Progressive,” the “company,” “we,” “us,” or “our” in this prospectus, we mean The Progressive Corporation, and not any of its subsidiaries or affiliates, unless we state or the context implies otherwise. The term “subsidiaries” in this prospectus includes our majority owned subsidiary ARX Holding Corp. (“ARX”), both Progressive’s and ARX’s wholly owned insurance and non-insurance subsidiaries, and affiliates in which Progressive or ARX has a controlling financial interest, unless we state or the context implies otherwise.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus that we may provide in connection with any offering made hereby and thereby, and if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus also does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation may not be legally made. The delivery of this prospectus at any time does not imply that the information in this prospectus or any document incorporated by reference in this prospectus is correct as of any time after the date hereof or thereof.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in any prospectus supplement that we provide and in our filings with the SEC referred to below under “Where You Can Find More Information,” including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2017, which includes a “Risk Factors” discussion at Item 1A. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.

FORWARD-LOOKING STATEMENTS

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that certain statements in this prospectus and the documents incorporated by reference in this prospectus that are not based upon historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements often use words such as “estimate,” “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. Forward-looking statements are based on current expectations and projections about future events, and are subject to certain risks, assumptions and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation:

•	uncertainties related to estimates, assumptions, and projections generally;

•	inflation and changes in general economic conditions (including changes in interest rates and financial markets);

•	the possible failure of one or more governmental, corporate, or other entities to make scheduled debt payments or satisfy other obligations;

•	our ability to access capital markets and financing arrangements when needed to support growth or other capital needs, and the favorable evaluations by credit and other rating agencies on which this access depends;

•	the potential or actual downgrading by one or more rating agencies of our securities or governmental, corporate, or other securities we hold;

•	the financial condition of, and other issues relating to the strength of and liquidity available to, issuers of securities held in our investment portfolios and other companies with which we have ongoing business relationships, including reinsurers and other counterparties to certain financial transactions or under certain government programs;

•	the accuracy and adequacy of our pricing, loss reserving, and claims methodologies;

•	the competitiveness of our pricing and the effectiveness of our initiatives to attract and retain more customers;

•	initiatives by competitors and the effectiveness of our response;

•	our ability to obtain regulatory approval for the introduction of products to new jurisdictions, for requested rate changes and the timing thereof and for any proposed acquisitions;

•	the effectiveness of our brand strategy and advertising campaigns relative to those of competitors;

•	legislative and regulatory developments at the state and federal levels, including, but not limited to, matters relating to vehicle and homeowners insurance, health care reform and tax law changes;

•	the outcome of disputes relating to intellectual property rights;

•	the outcome of litigation or governmental investigations that may be pending or filed against us;

•	severe weather conditions and other catastrophe events;

•	the effectiveness of our reinsurance programs;

•	changes in vehicle usage and driving patterns, which may be influenced by oil and gas prices, changes in residential occupancy patterns and the effects of the emerging “sharing economy”;

•	advancements in vehicle or home technology or safety features, such as accident and loss prevention technologies or the development of autonomous or partially autonomous vehicles;

•	our ability to accurately recognize and appropriately respond in a timely manner to changes in loss frequency and severity trends;

•	technological advances;

•	acts of war and terrorist activities;

•	our ability to maintain the uninterrupted operation of our facilities, systems (including information technology systems), and business functions, and safeguard personal and sensitive information in our possession, whether from cyber-attacks, other technology events or other means;

•	our continued access to and functionality of third-party systems that are critical to our business;

•	our continued ability to access cash accounts and/or convert securities into cash on favorable terms when we desire to do so;

•	restrictions on our subsidiaries’ ability to pay dividends to The Progressive Corporation;

•	possible impairment of our goodwill or intangible assets if future results do not adequately support either, or both, of these items;

•	court decisions, new theories of insurer liability or interpretations of insurance policy provisions and other trends in litigation;

•	changes in health care and auto and property repair costs; and

•	other matters described from time to time in our releases and publications, and in our periodic reports and other documents filed with the SEC.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Also, our regular reserve reviews may result in adjustments of varying magnitude as additional information regarding claims activity becomes known. Reported results, therefore, may be volatile in certain accounting periods.

THE PROGRESSIVE CORPORATION

In this section, when we use the terms “Progressive,” the “company,” “we,” “us” or “our,” we mean The Progressive Corporation and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.

The Progressive insurance organization began business in 1937. The Progressive Corporation, an insurance holding company formed in 1965, currently has insurance and non-insurance subsidiaries and affiliates. Our insurance subsidiaries and affiliates provide personal and commercial auto insurance, residential property insurance, and other specialty property-casualty insurance and related services. Our vehicle insurance products protect our customers against losses due to physical damage to their motor vehicles, uninsured and underinsured bodily injury, and liability to others for personal injury or property damage arising out of the use of those vehicles. Our residential property insurance products protect our customers against losses due to damages to their structure or possessions within the structure, as well as liability for accidents occurring in the structure or on the property. Our non-insurance subsidiaries and affiliates generally support our insurance and investment operations. We operate our vehicle businesses throughout the United States and our property business in most U.S. jurisdictions. In 2017, we ceased writing and servicing personal auto physical damage and auto property damage liability insurance in Australia.

Additional information about The Progressive Corporation and its subsidiaries can be found in our documents filed with the SEC that are incorporated in this prospectus by reference, as provided below under “Where You Can Find More Information.” Our website is www.progressive.com. Information on our website does not constitute part of this prospectus or any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy our reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also file documents electronically with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this website is http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange under the symbol “PGR.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference into this prospectus information in other documents that we file with the SEC. This permits us to disclose information to you by referencing these filed documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. Information furnished under the applicable items in our Current Reports on Form 8-K is not incorporated by reference, unless specifically stated in a prospectus supplement. We incorporate the following filed documents by reference:

•	The portions of our Definitive Proxy Statement on Schedule 14A relating to our 2017 Annual Meeting of Shareholders (filed March 31, 2017) that are responsive to the items required by Part III of Form 10-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 (filed February 27, 2018).

•	Our Current Reports on Form 8-K (filed May 16, 2017, July 5, 2017, July 28, 2017, August 4, 2017 and February 7, 2018).

•	Our future filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 which are made with the SEC prior to the termination of this offering, as of the date of the filing of each such document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated in this prospectus by reference (including any exhibits that are specifically incorporated by reference into the requested document). Requests for such documents should be directed to: Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, or call: (440) 395-2222.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges of Progressive and its subsidiaries on a consolidated basis for the periods shown:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	14.0x	10.7x	14.2x	16.4x	14.7x

Earnings consist of income before income taxes plus fixed charges less capitalized interest, net of amortization of capitalized interest. Fixed charges consist of interest (expensed and capitalized), amortization on indebtedness, and the portion of rents representative of the interest factor.

Progressive has not had any preferred securities outstanding in the last five years.

USE OF PROCEEDS

Except as may be otherwise provided in an applicable prospectus supplement, we will use the net proceeds of the sale of securities for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may offer under a prospectus supplement. The particular terms and provisions of the debt securities offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the company. The debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness and will rank senior to our subordinated indebtedness, if any. Unless stated otherwise in the applicable prospectus supplement, we will issue the debt securities under an Indenture dated as of September 15, 1993, as supplemented, between us and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company, which was successor in interest to The First National Bank of Boston), as trustee. Debt securities may be issued in one or more series under the indenture. The indenture does not limit the amount of debt securities or any other debt that we may incur. In addition, the provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the debt securities.

The Progressive Corporation is organized as a holding company that owns subsidiary companies. Our subsidiaries conduct substantially all of our business operations. As a holding company with no business operations of its own, The Progressive Corporation relies on dividends from the subsidiary companies as the principal source of funding to meet its financial obligations. The holding company’s ability to meet its obligations, including the obligations under any debt securities offered under this prospectus, may be adversely affected by limitations or prior approval requirements under state laws applicable to the declaration and payment of dividends by our insurance subsidiaries.

The following discussion summarizes certain provisions of the indenture between us and U.S. Bank National Association and other relevant information; the discussion does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

“Article” and “Section” references are to the applicable article or section of the indenture.

General

The indenture provides that we may issue debt securities in one or more series up to the aggregate principal amount that we may authorize from time to time. The debt securities may be denominated and payable in U.S. dollars, foreign currencies or units based on or relating to U.S. or foreign currencies. Debt securities may be offered to the public on terms determined by market conditions at the time of sale. (Section 2.3)

The prospectus supplement for each series of debt securities offered under this prospectus will include information relating to the following terms, to the extent applicable:

•	the title, aggregate principal amount and authorized denominations of such debt securities;

•	the purchase price of such debt securities (expressed as a percentage of the principal amount thereof);

•	the date on which such debt securities will mature and the principal is payable;

•	the rate or rates (which may be fixed or variable) per annum at which such debt securities will bear interest, if any, or the method by which such rate or rates will be determined;

•	the coin or currency or units based on or relating to currencies in which such debt securities may be purchased and in which payment of principal and interest will be made;

•	the periods for which and the dates on which such interest, if any, will be payable;

•	the place or places where the principal of and premium and interest, if any, on such debt securities will be payable;

•	the terms of any mandatory or optional redemption (including any sinking fund);

•	whether such debt securities will be issuable in registered form or bearer form (with or without coupons) or both, and, if debt securities in bearer form will be issued, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

•	whether, and under what circumstances, the company will pay additional amounts on such debt securities held by a person who is not a U.S. person (as defined in an appropriate prospectus supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts; and

•	any other specific terms of such series. (Section 2.3)

If a prospectus supplement specifies that debt securities are denominated in a currency other than U.S. dollars or U.S. currency units, such prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency or currency unit in which the principal of and premium and interest, if any, on such debt securities will be payable, which may be U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. (Section 2.3)

Debt securities may be presented for exchange and registered debt securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining thereto will be transferable by delivery. (Section 2.8)

Global Securities

We may issue debt securities in the form of one or more global securities that will be deposited with a depositary, or with a nominee for a depositary, identified in an appropriate prospectus supplement and registered in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred, except as a whole by the depositary for such global security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Events of Default, Waiver and Notice

As to any series of debt securities, an event of default is defined in the indenture as:

•	a default for 30 days in payment of any interest on the debt securities of such series when due;

•	a default in payment of all or any part of the principal of the debt securities of such series when due either at maturity, upon redemption, by declaration or otherwise;

•	a default in the payment of a sinking fund installment, if any, on the debt securities of such series;

•	a default in the performance or breach of any other covenant or warranty contained in the indenture for the benefit of such series which has not been remedied for a period of 60 days after notice given as specified in the indenture;

•	certain events of bankruptcy, insolvency and reorganization of us; or

•	any other event of default of such series. (Section 5.1)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued thereunder. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of principal of, or premium, if any, or interest on such debt securities) if the trustee determines, in good faith, that it is in the interest of the holders of debt securities of such series to do so; provided, however, that in the case of a default of the character specified in the fourth bullet point above, no such notice to holders of debt securities of such series may be given until at least 30 days after the occurrence thereof. (Section 5.11)

The indenture provides that if an event of default described in any of the first four bullet points above with respect to a particular series of debt securities occurs and continues, either the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the entire principal (or, in the case of original issue discount debt securities, the portion thereof specified in the terms thereof) of all outstanding debt securities of such series and the interest accrued thereon, if any, to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and continues, either the trustee or the holders of at least 25% in principal amount of all debt securities then outstanding under the indenture (voting as one class) may declare the entire principal (or, in the case of original issue discount debt securities, the portion thereof specified in the terms thereof) of all debt securities then outstanding thereunder and the interest accrued thereon, if any, to be due and payable immediately. (Section 5.1) Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or premium, if any, or interest on such debt securities) may be waived by the holders of a majority in aggregate principal amount of the debt securities of such series (or of all series thereunder, as the case may be) then outstanding. (Sections 5.10 and 8.1)

The indenture provides that holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected (with each series voting as a separate class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to debt securities of such series, or exercising any trust or power conferred by the indenture on the trustee with respect to the particular series of debt securities, subject to certain limitations specified in the indenture, provided that the holders of debt securities have offered to the trustee reasonable security or indemnity against expenses and liabilities. (Sections 5.9 and 6.2(d)) Under the terms of the indenture, the holders of a majority in aggregate principal amount of a series of the debt securities affected thereby at the time outstanding may, on behalf of all holders of debt securities of such series, waive compliance with certain covenants contained in the indenture. (Section 5.10)

The indenture requires us to deliver annually to the trustee a written certification of our compliance with all conditions and covenants under the indenture. (Section 3.5) Whenever the indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities denominated in U.S. dollars and debt securities denominated in any other currency or currency unit, in the absence of any provision to the contrary in the form of debt security of any particular series, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars will be treated for any such action, determination or distribution as the amount of U.S. dollars that could be obtained for such amount on such reasonable basis of exchange and as of such date as the company reasonably specifies in a written notice to the trustee or, in the absence of such written notice, as the trustee may determine. (Section 11.11)

Modification of the Indenture

The indenture provides that we and the trustee may from time to time execute supplemental indentures to provide for the issuance of debt securities of any series and for other permitted purposes. (Section 8.1)

If we receive the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities affected thereby, we may enter into a supplemental indenture with the trustee to modify the indenture or any supplemental indenture or the rights of the holders of such debt securities. However, without the consent of the holder of each debt security affected thereby, no such modification may, among other things:

•	extend the final maturity of any debt security;

•	reduce the principal amount thereof or the method in which amounts of payments of principal or interest thereon are determined;

•	reduce the rate or extend the time of payment of interest thereon;

•	change the currency or currency unit of payment thereof;

•	reduce the portion of the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy;

•	reduce any amount payable upon redemption of any debt security, or impair or affect the right of a holder of any debt security to institute suit for the payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holder of a debt security; or

•	reduce the aforesaid percentage of debt securities of any series, the consent of the holders of which is required for any such modification. (Section 8.2)

Consolidations, Mergers and Sales of Assets

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person, unless either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States or any state thereof and expressly assumes the payment of the principal of and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding upon us, and, immediately after such merger or consolidation, or such sale or conveyance, we or such successor corporation are not in default in the performance of any such covenant or condition. (Article Nine)

Defeasance

The indenture provides that, unless the terms of any series of debt securities provide otherwise, we will be discharged from obligations in respect of the outstanding debt securities of any series and the provisions of the indenture with respect thereto (excluding certain obligations, such as obligations to register the transfer or exchange of such outstanding debt securities, to replace stolen, lost or mutilated certificates or coupons and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of cash or U.S. government obligations (as defined in the indenture) which, through the payment of interest and principal thereof in accordance with their terms, will provide cash in an amount sufficient to pay the principal of and premium, if any, and interest on and mandatory sinking fund payments, if any, in respect of all outstanding debt securities of such series on the stated dates such payments are due in accordance with the terms of the indenture and such outstanding debt securities, provided that we have received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of such outstanding debt securities and that certain other conditions are met. (Section 10.1(B))

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, on demand of and at the expense of the company, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain enumerated conditions, including:

•	We have paid all sums payable by us under the indenture, as and when the same are due and payable;

•	We have delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture; or

•	All debt securities not theretofore delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year and we have deposited with the trustee sufficient cash or U.S. government obligations which, through the payment of principal and interest thereon in accordance with their terms, will provide sufficient cash to pay, at maturity or upon redemption, all debt securities of any series outstanding under the indenture. (Section 10.1(A))

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York. (Section 11.8)

DESCRIPTION OF SERIAL PREFERRED SHARES

Our authorized capital stock at December 31, 2017 consisted of 20,000,000 serial preferred shares, without par value (the “Serial Preferred Shares”), 5,000,000 voting preference shares, without par value (the “Voting Preference Shares”), and 900,000,000 common shares, $1.00 par value (the “Common Shares”).

The following summarizes briefly some of the general terms of our Serial Preferred Shares that we may offer under a prospectus supplement. The particular terms and provisions of the Serial Preferred Shares offered by any prospectus supplement and the extent, if any, to which such general terms and provisions may apply to the Serial Preferred Shares so offered will be described in the prospectus supplement relating to such Serial Preferred Shares.

General

Under our amended articles of incorporation, as amended (the “Articles”), our Board of Directors is authorized to provide for the issuance of up to 20,000,000 Serial Preferred Shares. All series of Serial Preferred Shares will be of equal rank and will be identical, except in respect of the following matters that may be fixed by the Board of Directors:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the dividend rate or rates of the series;

•	the dates on which and the period or periods for which dividends, if declared, will be payable and the dates from which dividends shall accrue and be cumulative;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company;

•	whether the shares of the series will be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

•	restrictions (in addition to those provided in our Articles) on the issuance of shares of the same series or of any other class or series.

Serial Preferred Shares when issued will be fully paid and non-assessable. No holder of Serial Preferred Shares as such, will have any preemptive right to purchase, have offered for purchase or subscribe for any of the company’s shares or other securities of any class, whether now or hereafter authorized.

Dividends

The holders of Serial Preferred Shares, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, will be entitled to receive out of any funds legally available for Serial Preferred Shares and Voting Preference Shares (as defined in our Articles) and when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed by the Board of Directors, and no more, payable on the dates fixed for such series. Such dividends will accrue and be cumulative, in the case if shares of each particular series, from and after the date or dates fixed with respect to such series.

No dividends shall be paid upon or declared or set apart for any series of the Serial Preferred Shares for any dividend period unless at the same time (1) a like proportionate dividend for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend and (2) the dividends payable for the dividend periods terminating on the same or any earlier date, ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Voting Preference Shares of all series then outstanding and entitled to receive such dividend.

So long as any Serial Preferred Shares shall be outstanding, no dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the company, except out of the proceeds of the sale of Common Shares or other shares of the company ranking junior to the Serial Preferred Shares received by the company subsequent to the date of first issuance of Serial Preferred Shares of any series, unless:

•	all accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for all current dividend periods, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

•	there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with our Articles.

Redemption

Subject to the express terms of each series, we:

•	may, from time to time at the option of the Board of Directors, redeem all or any part of any redeemable series of Serial Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with the provisions of our Articles; and

•	shall from time to time, make such redemptions of each series of Serial Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of our Articles.

and shall in each case pay all accrued and unpaid dividends to the redemption date.

Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the books of the company, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time after notice as provided above has been deposited in the mail, we may deposit the aggregate redemption price of Serial Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company in Cleveland, Ohio or New York, New York, having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Serial Preferred Shares so to be redeemed amounts equal to the redemption price of the Serial Preferred Shares so to be redeemed, together with such accrued and unpaid dividends thereon, on surrender of share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the company with respect to such shares, except only the right to receive such money from such bank or trust company without interest. In the event less than all of the outstanding Serial Preferred Shares are to be redeemed, the Serial Preferred Shares shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

If the holders of Serial Preferred Shares which have been called for redemption shall not within six years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the company such unclaimed amounts and thereupon such bank or trust company and the company shall be relieved of all responsibility in respect thereof and to such holders.

Any Serial Preferred Shares which are (1) redeemed by the company pursuant to the above, (2) purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series, (3) converted in accordance with the express terms thereof, or (4) otherwise acquired by the company, shall resume the status of authorized but unissued Serial Preferred Shares without serial designation.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, the holders of Serial Preferred Shares of any series will be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series, in accordance with our Articles, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the company. In the event our net assets are insufficient to permit the payment upon all outstanding Serial Preferred Shares and Voting Preference Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Serial Preferred Shares and Voting Preference Shares in proportion to the full preferential amount to which such share is entitled.

After payment to the holders of Serial Preferred Shares of the full preferential amounts as aforesaid, the holders of Serial Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the company.

The merger or consolidation of the company or the sale, lease or conveyance of all or substantially all assets of the company will not be deemed to be a dissolution, liquidation or winding up for this purpose.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Serial Preferred Shares will not have any voting rights.

Right to Elect Two Directors on Nonpayment of Dividends. If and so often as the company shall be in default in the payment of the equivalent of the full dividends payable on any series of Serial Preferred Shares at the time outstanding whether or not earned or declared, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least 540 days, the holders of Serial Preferred Shares of all series, voting separately as a class, shall be entitled to elect, as provided below, two members of the Board of Directors of the company; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than 50% of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for in this paragraph when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this paragraph.

In the event of default entitling the holders of Serial Preferred Shares to elect two directors as specified in the prior paragraph, a special meeting of such holders for the purpose of electing such directors shall be called by the Secretary of the company upon written request of, or may be called by, the holders of record of at least 10% of the Serial Preferred Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the company shall not be required to call such special meeting if the annual meeting of shareholders shall be called to be held within 120 days after the date of receipt of the foregoing written request from the holders of the Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect directors, the holders of 50% of the Serial Preferred Shares of all series at the time outstanding, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as herein provided. Notwithstanding any other provision of our Articles or Code of Regulations or any action taken by the holders of any class of shares fixing the number of directors of the company, the two directors who may be elected by the holders of Serial Preferred Shares pursuant to this provision shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this provision. These provisions shall not prevent any change otherwise permitted in the total number of directors of the company nor require the resignation of any director elected otherwise than pursuant to these provisions. Notwithstanding any classification of the other directors of the company, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

Upon any divesting of the special class voting rights of the holders of the Serial Preferred Shares in respect of elections of directors as provided in this section, the terms of office of all directors then in office elected by such holders shall terminate immediately thereupon. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders voting as a class may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Other Voting Rights. In addition to any other vote or consent of shareholders required by law or by our Articles, the affirmative vote or consent of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, voting or consenting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote or consent):

•	Amendment of Amended Articles of Incorporation or the Code of Regulations. Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our Articles or of the Code of Regulations of the company which affects adversely the preferences or voting or other rights of the holders of the Serial Preferred Shares; provided, however, neither the amendment of our Articles so as to authorize, create or change the authorized or outstanding number of Serial Preferred Shares or of any shares ranking on a parity with or junior to the Serial Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number of directors of the company shall be deemed to affect adversely the preferences or voting or other rights of the holders of Serial Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote or consent of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

•	Authorization of Senior Shares. The authorization, creation or the increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to the Serial Preferred Shares; or

•	Purchases or Redemption. The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends on all Serial Preferred Shares then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus through agents, underwriters, or dealers, or we may sell securities directly to one or more purchasers, or through a combination of any such methods of sale. The prospectus supplement for a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of the specific agents, dealers or underwriters (including managing underwriters, if any), the purchase price and the proceeds to us from such sales, any underwriting discounts, agency fees or commissions and other items constituting compensation to the underwriters, agents or dealers, the initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers, the securities exchange, if any, on which such securities may be listed, and the place and time of delivery of the securities offered.

Securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of any securities so offered and sold. Agents may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we use an underwriter or underwriters in the sale of any securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. Such underwriter or underwriters will acquire the securities for their own account and may resell such securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act. If any underwriter or underwriters are utilized in the sale of any securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of any securities under this prospectus, we will sell such securities to the dealer, as principal. The dealer then may resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. The name of any such dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase securities may be solicited directly by us, and sales of such securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

The place and time of delivery of the applicable securities will be set forth in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement relating to the securities, certain legal matters in connection with the securities will be passed upon for Progressive by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.